First Bank Agrees to Purchase the Rockingham and

Southern Pines Branches from Four Oaks Bank & Trust Company

Wednesday, September 26, 2012

TROY, N.C. -- First Bancorp (NASDAQ - FBNC), the parent company of First Bank, and Four Oaks Fincorp, Inc. (OTCQB - FOFN), the parent company of Four Oaks Bank & Trust Company, Four Oaks, North Carolina, jointly announce today that First Bank has entered into a definitive agreement to purchase the Southern Pines and Rockingham, North Carolina branches of Four Oaks Bank & Trust Company. The terms of the agreement provide for First Bank to acquire all of the deposits of each branch (approximately $64 million in total) and selected performing loans (approximately $22 million). First Bank currently has branches in each of these markets.

The agreement calls for First Bank to purchase the Rockingham branch building, while the Southern Pines branch facility will not be sold in this transaction and is expected to be closed by Four Oaks Bank upon completion of the transaction. The purchased loans and assumed deposits currently at the Southern Pines branch will be initially assigned to First Bank’s office located nearby at Pinecrest Plaza.

The transaction is subject to regulatory approval and is expected to be completed during the first quarter of 2013.

Jerry Ocheltree, President of First Bank, addressed the customers of these branches, “We look forward to continuing Four Oaks Bank’s excellent tradition of customer service. We consider it a privilege to serve you. We’ll be in touch soon regarding the details and timing of the transfer of your account to First Bank. Thank you for the opportunity to serve your banking needs.”

Ayden R. Lee, Jr., President of Four Oaks Bank, said, “We appreciate the opportunity to have served our customers in Rockingham and Southern Pines. We have made the strategic decision to focus our efforts closer to our home office. You are in good hands with First Bank.”

First Bank was advised by Sandler O’Neill & Partners, L.P. and Four Oaks Bank & Trust Company was advised by Raymond James & Associates, Inc.

About First Bancorp

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina, and 7 branches in Virginia, where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.” First Bancorp’s website is www.FirstBancorp.com.

About Four Oaks Fincorp, Inc.

With $904.2 million in total assets as of June 30, 2012, Four Oaks Fincorp, Inc., through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades on the OTC under the symbol “FOFN”. Four Oaks Bank & Trust Company’s website is www.fouroaksbank.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," "anticipate," or other statements concerning opinions or judgments of each company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of customers, the level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. Additional information about the factors that could affect the matters discussed in this paragraph is contained in each company’s filings with the Securities and Exchange Commission, including their periodic reports under the Securities Exchange Act of 1934.

For additional information, please contact:

Mr. Jerry Ocheltree

President, First Bank

Telephone: (910) 576-6171

Mr. Ayden R. Lee, Jr.

President, Four Oaks Bank & Trust Company

Telephone: (919) 963-2177